Exhibit 10.16

LOYALTY ALLIANCE ENTERPRISE CORPORATION

[COLUMN A] EMPLOYMENT AGREEMENT

This Agreement is entered into as of [Column B] (the “Effective Date”) by and between Loyalty Alliance Enterprise Corporation (the “Company”), and [Column A] (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as [Column C] of the Company. Executive will render such business and professional services in the performance of [his/her] duties, consistent with [his/her] position within the Company, as will reasonably be assigned to [him/her] by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required Board or shareholder approval. In the event Executive’s employment hereunder terminates for any reason, Executive agrees that [he/she] will immediately resign as a member of the Board upon a request from the Board that [he/she] do so.

(c) Obligations. During the Employment Term, Executive will perform [his/her] duties faithfully and to the best of [his/her] ability and will devote an amount of [his/her] business time and efforts to the Company as is necessary to perform [his/her] duties. The Company acknowledges that Executive performs services as an officer of PayEase Corp. (“PayEase”), the company from which the Company was spun off. The Company agrees to permit Executive to continue performing services for PayEase in [his/her] current capacity as an officer and director thereof, provided that (i) such duties do not materially interfere with the performance of [his/her] duties to the Company hereunder and provided further that in providing such services Executive does not breach [his/her] fiduciary duties and duties of loyalty to the Company and (ii) Executive shall devote at least [Column D] of [his/her] business time and efforts to the Company.

(d) Work Location. During the Employment Term, Executive will be required to travel extensively to perform the services required by this Agreement, including, without limitation, performing services out of the Company’s offices located in California and Hong Kong. As a result of Executive providing services to the Company in multiple jurisdictions, the Company may require Executive to also enter into an employment agreement or labor contract with a subsidiary of the Company.

2. Employment Term. Executive’s employment with the Company pursuant to this Agreement will continue from the Effective Date until the three-year anniversary of the Effective Date, unless terminated earlier as provided herein. On the third anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional term of one year, unless at least thirty (30) days prior to such anniversary, Executive or the Company gives the other party written notice that the Agreement will not be renewed. Notwithstanding the foregoing, the parties agree that Executive’s employment with the Company will at all times, including during the Employment Term, be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither [his/her] job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of [his/her] employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. From the Effective Date, the Company will pay Executive an annual salary of $[            ] as compensation for [his/her] services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review, and Executive will be eligible for adjustments based upon the Company’s normal performance review practices.

(b) Bonus. Executive will be eligible to receive an annual bonus in an amount up to one-half of Executive’s Base Salary. The Board or Compensation Committee of the Board (the “Committee”) will determine in its discretion whether Executive will be granted any such annual bonus and the terms and amounts of any such annual bonus. Executive also will be eligible to participate in any other bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Board or the Committee. Any earned bonus will be paid in the next regular payroll period after the Board or the Committee determines that it has been earned, but in no event shall the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned, or (ii) March 15 following the calendar year in which the bonus is earned.

(c) Equity. Executive will be eligible to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Executive Benefits. During the Employment Term, Executive will be entitled to participate in the Executive benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, subject to the terms and conditions of such plans, including eligibility requirements. The Company reserves the right to cancel or change the benefit plans and programs it offers to its Executives at any time.

5. Vacation. Executive will be entitled to paid vacation of 20 days per year in accordance with the Company’s vacation policy. Vacation time does not accrue during any leave of absence. The timing and duration of specific vacations shall be mutually and reasonably agreed to by the parties hereto.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Change in Control. In the event of a Change in Control that occurs while Executive is employed by the Company pursuant to this Agreement, one hundred percent (100%) of [his/her] then outstanding equity awards will vest in full.

8. Severance.

(a) Termination; Resignation. If (i) the Company terminates Executive’s employment with the Company without Cause, (ii) Executive’s employment with the Company terminates due to death or Disability, or (iii) Executive resigns from [his/her] employment with the Company for Good Reason, then, subject to this Section 8 and Section 12, Executive will be entitled to receive:

(i) a lump sum payment equal to three (3) times (a) Executive’s annual Base Salary and (b) annual target bonus, both at the level in effect immediately prior to [his/her] termination date;

(ii) accelerated vesting of all outstanding equity awards as to 100% of the then unvested portion of any such award;

(iii) two years following any such termination in which to exercise any outstanding stock options or other similar rights to acquire Company ordinary shares that are granted to Executive on or after the date the parties execute this Agreement, or, if later, the Effective Date; and

(iv) if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the monthly premiums under COBRA for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (1) a period of eighteen (18) months from the date of Executive’s termination of employment, or (2) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. In addition, and notwithstanding anything to the contrary in this clause (iv), if the Company determines in its sole and reasonable discretion that it cannot reimburse Executive the COBRA premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue [his/her] group health coverage in effect on the date of such termination, which payments will be made regardless of whether Executive elects COBRA continuation coverage.

(b) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and provided that Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(c) Continuing Requirements. Except as otherwise provided by applicable law, the receipt of any severance benefits pursuant to Section 8(a) will be subject to Executive not violating the provisions of Section 12(a), (b) or (c). In the event Executive breaches the provisions of Section 12(a), (b) or (c), all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 8(a) will immediately cease and Executive will have such period of time as originally set forth in [his/her] award agreement (without taking into effect the two-year extended post-termination exercise period set forth in Section 8(a)) to exercise any stock options or other similar rights to acquire Company ordinary shares.

(d) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(d)(iii). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(f) Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Executive’s discretion, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by Company’s accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee which is intended to result in substantial personal enrichment of the Executive, (ii) Executive’s conviction of a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s intentional gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company; (v) Executive’s material breach of the Confidential Information Agreement after the Company has provided Executive with written notice of such material breach and a description of the acts constituting such material breach and Executive has failed to cure such material breach within 30 business days after receiving such notice; or (vi) Executive’s continued failure to perform [his/her] employment duties after Executive has received a written demand of performance from the Company with specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed [his/her] duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

(b) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the shares of the Company that, together with the shares held by such Person, constitutes more than fifty percent (50%) of the total voting power of the shares of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional shares by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding shares of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with the Company.

(c) Disability. For purposes of this Agreement, “Disability” means Executive’s absence from [his/her] responsibilities with the Company on a full-time basis for 180 calendar days in any consecutive twelve (12) month period as a result of Executive’s mental or physical illness or injury.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the occurrence of one or more of the following, without Executive’s consent: (i) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities; (ii) a material reduction in Executive’s Base Salary; (iii) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than thirty (30) miles from Executive’s current location); and (iv) the failure of the Company to obtain assumption of this Agreement by any successor, provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of [his/her] intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that [he/she] believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates [his/her] employment within one year following the end of the Cure Period.

(e) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

11. Confidential Information. If Executive has not already done so, Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) no later than the Effective Date.

12. Non-Solicitation; Non-Disparagement; Other Requirements.

(a) Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, recruit or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave [his/her] employment either for Executive or for any other Person. Executive represents that [he/she] (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of [his/her] obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Disparagement. During the Employment Term and thereafter, neither Executive nor the Company will knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers nor the Executive, as the case may be. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process or pursuant to the requirements of any applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any applicable securities exchange, market or automated quotation system).

(c) Confidentiality Agreement. During the Employment Term and thereafter, Executive will continue to comply with the terms of the Confidential Information Agreement.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Loyalty Alliance Enterprise Corporation

Suite 6005, 60/F, Central Plaza

18 Harbour Road, Wanchai, Hong Kong

Attn: Chief Executive Officer

If to Executive:

at the last residential address provided by Executive to the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration and Equitable Relief.

(a) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law. The federal arbitration act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Notwithstanding the foregoing, Executive understands that nothing in this Agreement constitutes a waiver of [his/her] rights under Section 7 of the National Labor Relations Act. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth under the California Code of Civil Procedure. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, where provided by applicable law. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. Executive agrees that any arbitration under this Agreement shall be conducted in Santa Clara County, California.

(c) Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. Executive acknowledges and agrees that [he/she] is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges and agrees that [he/she] has carefully read this Agreement and that [he/she] has asked any questions needed for [him/her] to understand the terms, consequences, and binding effect of this Agreement and fully understands it, including that [he/she] is waiving [his/her] right to a jury trial. Finally, Executive agrees that [he/she] has been provided an opportunity to seek the advice of an attorney of [his/her] choice before signing this Agreement.

17. Integration. This Agreement, together with the Confidential Information Agreement and other agreements referenced herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Company’s and Executive’s responsibilities under Section 12 of this Agreement and the Confidential Information Agreement shall survive the termination of this Agreement.

20. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the State of California (notwithstanding its conflict of laws provisions).

23. Acknowledgment. Executive acknowledges that [he/she] has had the opportunity to discuss this matter with and obtain advice from [his/her] private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

LOYALTY ALLIANCE ENTERPRISE CORPORATION

By:	[Column E]	Date:	[Column B]
Title:	[Column F]

EXECUTIVE:

/s/ [Column A]		Date:	[Column B]
[Column A]

[SIGNATURE PAGE TO [COLUMN A] EMPLOYMENT AGREEMENT]

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between [Column A] (“Employee”) and Loyalty Alliance Enterprise Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on [Column B] (the “Confidentiality Agreement”);

WHEREAS, Employee and the Company executed the [Column A] Employment Agreement dated [Column B] (the “Employment Agreement”)

WHEREAS, the Company has granted Employee the equity awards set forth on Exhibit A hereto;

WHEREAS, the Employee’s employment with the Company terminated effective [Click And Type Date] (the “Termination Date”);

WHEREAS, in accordance with Section 8 of Employment Agreement, Employee has agreed to enter into and not revoke this Agreement as a condition to receiving the severance benefits described in the Employment Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. Executive will become entitled to the severance benefits set forth in Section 8(a) of the Employment Agreement upon this Agreement becoming effective and irrevocable within the time period set forth in the Employment Agreement.

2. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

3. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on [his/her] own behalf and on behalf of [his/her] respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any rights Employee may have under any right to indemnification by the Company under the Employment Agreement, its Memorandum and Articles of Association or any other agreement with the Company or to any rights under any fiduciary policy which [he/she] is a beneficiary. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that [he/she] has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

4. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that [he/she] is waiving and releasing any rights [he/she] may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that [he/she] has been advised by this writing that: (a) [he/she] should consult with an attorney prior to executing this Agreement; (b) [he/she] has twenty-one (21) days within which to consider this Agreement; (c) [he/she] has seven (7) days following [his/her] execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that [he/she] has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5. Company Release of Claims. The Company, on behalf of its respective officers, directors, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, agents, and assigns hereby fully and forever releases Employee and [his/her] respective heirs, family members, executors, agents, and assigns from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that it may possess arising from any omissions, acts or facts that have occurred up until and including the date Employee received notice of [his/her] termination of employment from the Company. Notwithstanding any release provided for herein, this Agreement shall not serve to release any claims by the Company against Employee for any claims relating to fraud, embezzlement, misappropriation of the Company’s trade secrets, or conduct that is violative of criminal law. Moreover, this release does not extend to any obligations incurred under this Agreement. Furthermore, this release does not release claims that cannot be released as a matter of law.

6. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. The Parties acknowledge that they have had the opportunity to seek the advice of legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that [he/she] has no lawsuits, claims, or actions pending in [his/her] name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that [he/she] does not intend to bring any claims on [his/her] own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes [his/her] certification under penalty of perjury that [he/she] has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with [his/her] employment with the Company, or otherwise belonging to the Company.

9. No Cooperation. Employee agrees that [he/she] will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that [he/she] cannot provide counsel or assistance.

10. Nondisparagement. Employee and the Company agree to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.

11. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

12. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

13. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration as provided for in the Confidentiality Agreement.

15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on [his/her] behalf under the terms of this Agreement. Employee agrees and understands that [he/she] is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

16. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that [he/she] has the capacity to act on [his/her] own behalf and on behalf of all who might claim through [him/her] to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17. No Representations. Employee represents that [he/she] has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

19. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements.

21. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

22. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

23. Effective Date. Employee understands that this Agreement shall be null and void if not executed by [him/her] within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

24. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25. Voluntary Execution of Agreement. Employee understands and agrees that [he/she] executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of [his/her] claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	[he/she] has read this Agreement;

(b)	[he/she] has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of [his/her] own choice or has elected not to retain legal counsel;

(c)	[he/she] understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	[he/she] is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[COLUMN A], an individual

Dated: , 20
[Column A]

LOYALTY ALLIANCE ENTERPRISE CORPORATION

Dated: , 20	By
[Click and Type Officer Name] [Click and Type Title]

Column A	Column B	Column C	Column D	Column E	Column F
Abraham Jou	July 1, 2011	Chairman	sixty percent (60%)	Deborah Wang	Director
Deborah Wang	July 1, 2011	Chief Financial Officer and General Counsel	eighty percent (80%)	Abraham Jou	Chairman
Frederick Sum	July 1, 2011	Chief Executive Officer	seventy percent (70%)	Abraham Jou	Chairman